EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

THIRD QUARTER FISCAL YEAR 2012

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, October 25, 2012, at 9:00 am ET.  These prepared remarks will not be read on the call.

Q3 2012 Summary (Quarter ended September 29, 2012)

•                  Non-GAAP Revenue: $64.7 million

•                  Non-GAAP Net Income: $2.8 million, or $0.27 per diluted share

•                  Non-GAAP Operating Margin: 8.1%

•                  Utilization: 67%; excluding workforce reduction related personnel: 71%

•                  Cash, Cash Equivalents, and Short-term Investments: $42.3 million at September 29, 2012

Revenue

In today’s press release, we reported Q3 GAAP revenue of $65.9 million, compared with GAAP revenue of $71.0 million for Q3 of fiscal 2011, the quarter ended October 1, 2011.  GAAP revenue for Q3 of fiscal 2012 included $1.2 million from our NeuCo subsidiary.  GAAP revenue for Q3 of fiscal 2011 included $1.6 million from NeuCo.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $64.7 million for Q3 of fiscal 2012 compared with $69.4 million for Q3 of fiscal 2011.  On a sequential basis, non-GAAP revenue in Q3 declined from the $66.3 million reported in Q2 of fiscal 2012.

The Q3 year-over-year decline and sequential decrease in non-GAAP revenue are primarily related to the restructuring activities and reduction in workforce that we completed during the third quarter of fiscal 2012.

Looking at our practices, exclusive of the restructuring, our revenue performance in Q3 of fiscal 2012 was generally consistent with the second quarter of this year.  Q3 revenue was down on a year-over-year basis reflecting both the impact of the divested Chemicals practice and Middle East operation and a better environment for litigation engagements and management consulting assignments in the third quarter of fiscal 2011.

Utilization

Q3 utilization on a firm-wide basis was 67%. This compares with 73% in Q3 of fiscal 2011 and 70% in the second quarter of fiscal 2012. However, when you exclude the personnel that were involved in the workforce reduction, our utilization for the third quarter of fiscal 2012 would have been 71%.  While still down year-over-year, we believe the transitional effects of the implementation of the Q3 restructuring activities had a negative impact on the utilization rate for Q3 of fiscal 2012.

Gross Margin

Q3 2012 GAAP gross margin was 29.9%, compared with 34.4% in Q3 of fiscal 2011.  The lower Q3 year-over-year gross margin is due primarily to the restructuring costs incurred in Q3 2012 and, to a much lesser degree, NeuCo. Non-GAAP gross margin for Q3 of fiscal 2012 was 34.4% compared with non-GAAP gross margin of 33.3% in Q3 of fiscal 2011. The year-over-year improvement in non-GAAP gross margin was primarily driven by our restructuring activities, including the exiting and reorganizing of our least profitable lines of business. Client reimbursable expenses were $8.0 million for Q3 of this year, compared with $8.7 million for Q3 of fiscal 2011, representing nearly the same percentage of revenue for the respective quarters.

SG&A Expenses

For Q3 of fiscal 2012, GAAP SG&A expenses were $17.2 million, or 26.1% of revenue, compared with GAAP SG&A expenses of $17.0 million, or 24.0% of revenue in Q3 of fiscal 2011.

Non-GAAP SG&A expenses — which exclude restructuring charges and NeuCo — were $15.6 million, or 24.1% of revenue, in Q3 of fiscal 2012, compared with $16.2 million, or 23.3% of revenue, in Q3 of fiscal 2011. Although non-GAAP SG&A as a percentage of revenue increased in Q3 of fiscal 2012 compared with Q3 of fiscal 2011 due to lower revenue, we were pleased that we reduced our non-GAAP SG&A expenses on an absolute dollar basis by more than $600,000.

Commissions to non-employee experts are included in non-GAAP SG&A.  Those commissions represented 2.6% of non-GAAP revenue in Q3 of fiscal 2012 compared with 1.6% of non-GAAP revenue in Q3 of fiscal 2011 and 1.9% of non-GAAP revenue in Q2 of fiscal 2012.  Excluding these commissions from our SG&A would result in our non-GAAP SG&A as a percentage of revenue being lower at 21.4% in Q3 2012, 21.8% in Q3 2011 and 21.9% in Q2 2012.

We believe that our non-GAAP SG&A will more completely reflect the effects of our restructuring activities going forward.  A number of our initiatives are still underway including ongoing productivity enhancements and expense management programs, including office space management, and a reduction in outside contractor costs and professional fees.  Tightly managing our SG&A expenses will remain a major focus for CRA in the coming quarters.

Depreciation & Amortization

On a non-GAAP basis, depreciation and amortization expense was $1.4 million for Q3 of fiscal 2012, compared with $1.2 million for Q3 of fiscal 2011.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.3 million for Q3 of fiscal 2012, compared with $1.1 million for Q3 of fiscal 2011.

Operating Income

On a GAAP basis, operating income was $1.0 million, or 1.6% of revenue, in Q3 of fiscal 2012, compared with operating income of $6.2 million, or 8.8% of revenue, in Q3 of fiscal 2011.  Non-GAAP operating income was $5.2 million, or 8.1% of revenue, for Q3 of fiscal 2012, compared with $5.7 million, or 8.3% of revenue, for Q3 of fiscal 2011.

On a sequential basis, you can begin to see the effects of our restructuring actions as the non-GAAP operating income of 8.1% of revenue in Q3 is a significant improvement from the $3.9 million, or 5.9% of revenue, we reported in Q2 of fiscal 2012.

Interest and Other Income (Expense), net

In Q3 of fiscal 2012, interest and other income (expense), net was an expense of $19,000 on a GAAP basis and income of $16,000 on a non-GAAP basis, compared with an expense of $256,000 on a GAAP basis and an expense of $217,000 on a non-GAAP basis for Q3 of fiscal 2011. The year-over-year reduction in this line item is primarily due to foreign currency transaction gains and losses.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q3		Q3
	2012	2011	2012	2011
Tax Provision	$1,722	$2,060	$2,504	$2,208
Effective Tax Rate	169.5%	34.6%	47.7%	40.1%

The extraordinarily high Q3 of fiscal 2012 GAAP tax rate of nearly 170% results principally from the restructuring costs and operating loss from our Middle East operation.  In addition, the restructuring costs in our UK operations created a tax loss for which no tax benefit could be recorded.

Our Q3 non-GAAP effective tax rate increased compared with Q3 of fiscal 2011 primarily due to the operating loss from our now shut-down Middle East operation. International operations accounted for 22% of total revenues in Q3 of fiscal 2012, compared with the 24% we recorded in Q3 fiscal 2011 and the 25% we recorded in Q2 of fiscal 2012.  The increased tax rates and decrease in the international operation percentage are largely the result of the restructuring activities, including the exiting of our Middle East operation.

Net Income (Loss)

GAAP net loss for Q3 of fiscal 2012 was $0.7 million, or $0.07 per share, compared with GAAP net income of $3.7 million, or $0.34 per diluted share, for Q3 of fiscal 2011. Net loss for Q3 of fiscal 2012 includes a pre-tax charge of $4.4 million and related income tax effect of $0.8 million associated with our restructuring activities including the elimination of underperforming practices and the reduction of some leased office space. Excluding NeuCo’s results and restructuring adjustments, non-GAAP net income for Q3 of fiscal 2012 was $2.8 million, or $0.27 per diluted share, compared with $3.3 million, or $0.31 per diluted share, for Q3 of fiscal 2011.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at September 29, 2012 were $83.7 million, compared with $84.7 million at December 31, 2011 and $88.1 million at June 30, 2012.  Current liabilities at the end of Q3 of fiscal 2012 were $62.9 million, compared with $58.8 million at the end of Q2 of fiscal 2012.

Total DSOs in Q3 of fiscal 2012 were 115 days, flat with the 115 days we reported in Q2 of fiscal 2012.  We are disappointed that we did not achieve a decline in DSOs during the quarter.  We have increased our efforts related to our DSOs and expect it to return to historical levels. DSOs in Q3 of fiscal 2012 consisted of 77 days of billed and 38 days of unbilled as compared to 69 days of billed and 46 days of unbilled in Q2.  We anticipate that the third quarter increase in billed DSO and decrease in unbilled DSO should translate into a stronger cash flow during the fourth quarter.

Cash and Cash Flow

Cash, cash equivalents, and short-term investments were up slightly to $42.3 million at September 29, 2012, compared with $41.8 million at June 30, 2012. In addition, in Q3 we repurchased approximately 214,000 shares of our common stock for a cost of approximately $3.4 million.  Our capital expenditures totaled approximately $0.4 million in Q3 of this year compared with approximately $1.8 million in Q3 of fiscal 2011.

Net cash from operating activities was approximately $4.2 million in Q3 of fiscal 2012 as compared to $9.6 million in Q3 of fiscal 2011.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-

GAAP revenue, non-GAAP gross margin, non-GAAP SG&A expenses, non-GAAP depreciation and amortization, non-GAAP operating income, non-GAAP interest and other income (expense), net, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per diluted share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method for evaluating its results of operations.  The Company believes that presenting its financial results excluding certain restructuring costs and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for each of the periods presented other than the third quarter of fiscal 2011, the Company has excluded certain restructuring costs, and for each of the periods presented, the Company has excluded NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, anticipated, expected or intended impact of restructuring actions and key hires, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” “on track,” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.